EXHIBIT 23.1

PS&Co.
Padgett Stratemann & Co., LLP
Certified Public Accountants and Business Advisors

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement filed December 13, 2011 on Form S-3 of Royale Energy, Inc. of our report dated March 11, 2011, relating to our audits of the financial statements, which appears in the Annual Report on Form 10-K of Royale Energy, Inc. as December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008.

We also consent to the reference to our firm under the captions "Experts" in the Prospectus, which is part of the Registration Statement.

/s/ Padgett, Stratemann & Co., L.L.P.

Certified Public Accountants
San Antonio, Texas
December 13, 2011